AMENDMENT NUMBER 1 TO

SERVICES AGREEMENT

This Amendment Number 1 (this "Amendment") dated as of March 8, 2007 to the SERVICES AGREEMENT (the "Agreement") dated as of September 24, 2006 is made by and between Sharper Image Corporation, a Delaware corporation ("Sharper Image"), Jerry W Levin and JW Levin Partners LLC, Delaware limited liability company ("JWL Partners").

Recitals:

WHEREAS, in light of the unanticipated time and effort required by JWL Partners in connection with their engagement by the Company, the parties hereto desire to enter into this Amendment to revise certain provision of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Amendment hereby agree as follows:

    Section 1 of the Agreement is amended by adding at the end of such Section the following: "Following the expiration of his services as interim Chief Executive Officer, JWL Partners will continue to provide the services of Jerry W. Levin as Chairman of the Board through the expiration of the Term unless the Board determines otherwise."
    Section 4 of the Agreement is amended by adding a new subsection (g).

    "(g) In addition to the other payments provided for in this Section 4, JWL Partners will be paid the following supplemental payments:

        For the period February 1, 2007 through the earlier of (x) the expiration of 90 days after the commencement of employment by the Company of a permanent Chief Executive Officer and (y) the First Anniversary (such period through the earlier of such dates, the "Supplemental Retainer Period"), a supplemental cash retainer which shall be payable to JWL Partners in advance on the first day of each month of $100,000 per month (other than any partial month) and for any partial month, $100,000 pro-rata based on the actual days elapsed in such month (the "Supplemental Cash Retainer").
        Options shall be granted under the 2000 Plan as follows: (A) options to purchase 65,301 shares granted to Jerry W. Levin; (B) Options to purchase 21,766 shares granted to Isko; and (C) Options to purchase 21,766 shares granted to Popson. Each Option will have an exercise price equal to the "fair market value" (as defined in the 2000 Plan) of the Common Stock on the date of grant and a term of 10 years. The Options will become exercisable upon the earliest to occur of (x) a Change of Control during the Term, (y) the First Anniversary if the Term has not terminated previously, and (z) the termination of the Term pursuant to Section 3(b)(i), (ii), (v) or (vii). In the event of a termination of the Term by Sharper Image pursuant to Section 3(b)(iii) or (iv) or by JWL Partners pursuant to Section 3(b)(vi), no additional Options shall become exercisable following such termination of the Term. Options that have become exercisable shall remain exercisable until the earlier of (1) expiration of such Options' ten-year term or (2) (x) three years after the date of grant or (y) two years after termination of Jerry W. Levin's service as a director of Sharper Image. The Options will be transferable to the extent permitted by Article Two, Section I, Paragraph F, of the 2000 Plan. Each share of Common Stock issued upon exercise of an Option by the recipient in accordance with its terms will be fully paid and non-assessable and listed on the securities exchange or quotation system where the Common Stock is traded and the issuance thereof will be registered under the federal and applicable state securities laws (subject however to completion of the Company's restatement pending as of the date of this Agreement). The Common Stock issued upon exercise of an Option shall not be "unvested shares of Common Stock" referenced in Article Two, Section I, Paragraph E of the 2000 Plan. Except as set forth in this Agreement, the Options shall have the terms and conditions set forth in the 2000 Plan.
        In the event the Term is terminated prior to the end of the Supplemental Retainer Period pursuant to Sections 3(b)(i), 3(b)(ii), 3(b)(v) or 3(b)(vii), Sharper Image shall pay to JWL Partners on the last day of the Term the balance of the Supplemental Cash Retainer (to the extent not previously paid) for the period (x) in the event a permanent Chief Executive Officer has commenced employment on or before the last day of the Term, through the end of the Supplemental Retainer Period or (y) in the event a permanent Chief Executive Officer has not commenced employment on or before the last day of the Term, through the earlier of (A) a period equal to 90 days following the last day of the Term or (B) the First Anniversary; provided that in the case of a termination of the Term pursuant to Section 3(b)(v), the payment pursuant to this Section 4(g)(iii) shall be in addition to, and not exclusive of or in limitation or lieu of, any other rights and remedies that may be available to JWL Partners or that JWL Partners may be entitled to under any applicable law or in equity, all of which shall remain available to JWL Partners. In the event the Term is terminated prior to the end of the Supplemental Retainer Period pursuant to Section 3(b)(iii), 3(b)(iv) or 3(b)(vi), Sharper Image shall pay to JWL Partners on the last day of the Term the Supplemental Cash Retainer pro rata for days elapsed through the end of the Term and to the extent not previously paid (and Sharper Image shall be entitled to repayment for any period beyond the end of the Term previously paid)."
    Any amendment to this Agreement shall be in writing and signed by the parties hereto.
    This Amendment (and all matters related to this Amendment, including tort and other claims) shall be construed and interpreted in accordance with the laws of the State of New York, without regard for the rules of conflicts of laws thereunder.
    This Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. The parties hereto may deliver this Agreement by facsimile and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.
    The Agreement, as modified by this Amendment, and the documents referenced in the Agreement constitute the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

SHARPER IMAGE CORPORATION

By: /s/ David M. Meyer

Name: David M. Meyer

Title: Chairman of Compensation Committee

JW LEVIN PARTNERS LLC

By: /s/ Jerry W. Levin

Name: Jerry W. Levin

Title: Chairman and CEO

/s/ Jerry W. Levin

Jerry W. Levin